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                                                                   Exhibit 10.19

                        BULK SUBSCRIPTION SALES AGREEMENT

      This Bulk Subscription Sales Agreement ("Agreement") is entered into as of the 1st day of December, 2000, by and between PurchasePro.com, Inc. ("PurchasePro") and America Online, Inc. ("AOL").

      WHEREAS, the Parties are currently jointly developing an e-commerce marketplace for subscribers to the services of AOL and its affiliates, including its Netscape subsidiary ("Subscribers") for use in conjunction with PurchasePro's global marketplace (the "Global Marketplace"); and

      WHEREAS, to encourage use of the e-marketplace being jointly developed by the Parties by Subscribers, AOL desires to purchase on behalf of such Subscribers subscriptions to the Global Marketplace with full access for Subscribers to all rights and benefits available to members of the Global Marketplace, a description of which is attached hereto as Exhibit B;

      NOW, THEREFORE, the parties hereto hereby agree as follows:

      1. Bulk Subscriptions. Subject to the terms and conditions set forth herein, AOL hereby purchases from PurchasePro, and PurchasePro sells to AOL, a sufficient number of subscriptions to the Global Marketplace ("Promotional Subscriptions") for AOL to allocate among Subscribers as AOL determines in its sole discretion, at a price of $49.00 per Subscriber per month. A Promotional Subscription shall provide Subscribers with access to rights and benefits at least a great as to any other PurchasePro premium marketplace service. Without limiting the foregoing and at a minimum, Subscribers receiving Promotional Subscriptions shall have access to all of the services set forth on Exhibit B. After the Promotional Period (as defined below), PurchasePro shall, in an opt-in format reasonably acceptable to AOL, offer Subscribers the opportunity to continue with the premium membership referenced in Exhibit B at PurchasePro's standard rates. PurchasePro shall provide all Subscribers, including holders of the premium membership or a standard membership, with all telephone and online customer support available to other members holding the same or similar memberships.

      2. Schedule of Purchases. AOL shall purchase 100,000 Promotional Subscriptions to the Global Marketplace hereunder for the period between December 1, 2000 and December 31, 2000, and shall have the option to purchase Promotional Subscriptions to the Global Marketplace for additional monthly periods upon notice to PurchasePro no later than 5 days after the beginning of such monthly period (all such monthly periods shall be referred to herein collectively as the "Promotional Period").

3. Distribution of Promotional Subscriptions Sharing of Subscription Fee Revenue. The Parties acknowledge that AOL will offer the Promotional Subscriptions to the Global Marketplace to Subscribers. The Parties agree that after the initial two month free subscription period (or such large


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      period as mutually agreed by the Parties) included as part of such
      Promotional Subscriptions, AOL shall have no liability for any subscription fee (subscription fees collected from Promotional Subscribers shall be referred to herein as "Subscription Fee Revenue"). After the Promotional Period, PurchasePro shall pay AOL in perpetuity fifty (50%) percent of all Subscription Fee Revenue received and owed to AOL as described herein and paid on a quarterly basis within thirty (30) days following the end of the quarter in which such amounts were generated. All payments shall be accompanied by a report in a format and substance reasonably acceptable to AOL setting forth all relevant financial information supporting such payment.

4. Term. The term of this Agreement shall commence as of the date hereof and continue until January 31, 2001; provided that Section 3 and 7 and the provisions set forth in Section 7 of Exhibit A shall survive any termination hereof

5.    Obligations.

      A. At such times as AOL shall determine, AOL shall notify Subscribers selected by AOL that such Subscribers have been chosen to receive a Promotional Subscription to the Global Marketplace hereunder and become a full Member thereon for the periods set forth in Section 2. AOL may notify its Subscribers thereof in any manner determined by AOL in its sole discretion, including notification by transmission of e-mails thereto.

      B. PurchasePro shall make available user ID's and passwords for each such Subscribers selected by AOL necessary to access the Global Marketplace, coded to identify such users as a Subscriber and Member of the AOL-branded marketplace on the Global Marketplace. Any PurchasePro messaging to Promotional Subscribers during the Promotional Period shall be subject to AOL's prior approval, which approval shall not be unreasonably withheld, conditioned or delayed.

6. Manner and Method of Payment to PurchasePro. For each month during the Promotion Period with respect to which AOL is purchasing Promotional Subscriptions pursuant to Section 2 hereunder, AOL shall pay $4,900,000 to PurchasePro, due on or before the last day of such month. In no event shall AOL's liability for the purchase of Promotional Subscriptions hereunder in any one month during the Promotional Period exceed a total of four million nine hundred thousand dollars ($4,900,000) for such month.

7. Auditing Rights. PurchasePro will maintain complete, clear and accurate records of all expenses, revenues and fees in connection with the performance of this Agreement. For the sole purpose of ensuring compliance with this Agreement, AOL (or its representative) will have the right to conduct a reasonable and necessary inspection of portions of the books and records of PurchasePro which are relevant to PurchasePro's performance pursuant to this Agreement. Any such audit may be conducted after 20


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      business days prior written notice is given by AOL to Purchase Pro;
      provided, however, that such audits may not be conducted more than once in any given twelve (12) month period and the same time period may not be audited more than once. The audit report and all of the books and records reviewed by AOL shall be Purchase Pro's Confidential Information. AOL shall bear the expense of any audit conducted pursuant to this Section 7 unless such audit shows an error in AOL's favor amounting to a deficiency to AOL in excess of 5% of the actual amounts paid and/or payable to it under this Agreement, in which event Purchase Pro shall bear the reasonable expenses of the audit. Purchase Pro shall pay AOL the amount of any deficiency or AOL shall pay Purchase Pro the amount of any overpayment finally determined as a result of such audit within 30 days after such final determination.

8. Standard Terms and Condition. PurchasePro's Standard Marketplace Services Terms and Conditions, a copy of which is attached hereto as Exhibit A, are hereby incorporated herein by reference in their entirety. In the event of any conflict between this Agreement and such Standard Marketplace Services Terms and Conditions, the terms of this Agreement shall govern. All capitalized terms used herein and not defined shall have the meaning ascribed to such terms in such Standard Marketplace Services Terms and Conditions.


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      IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed by a duly authorized representative thereof, effective as of the date first written above.

PurchasePro.com, Inc.                           America Online, Inc.

By                                              By

Its                                             Its

PurchasePro.com, Inc.                           America Online, Inc.
3291 North Buffalo Drive                        22000 AOL Way
Las Vegas, Nevada  89129                        Dulles, Virginia  20166
Telephone No. 702-316-7000                      Fax no. 703-265-1206

With a copy to:

PurchasePro.com, Inc.
3291 North Buffalo Drive
Las Vegas, Nevada  89129
Telephone No. 702-316-7000
Attention:  General Counsel


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EXHIBIT A

PurchasePro.com

Marketplace Services Standard Terms and Conditions

1. CONFIDENTIALITY. AOL agrees that the Marketplace Services described in the agreement to which these Standard Terms and Conditions are attached ("Agreement"), and the Marketplace Software Product with respect to which the Marketplace Services are being provided, are based upon proprietary information which is the exclusive property of and owned by PurchasePro and are treated as confidential ("Confidential Information"). AOL shall, and shall cause its employees and agents to, strictly maintain the confidentiality of the Confidential Information and not disclose, disseminate or otherwise give Confidential Information to any other person, firm, organization or third party, except for an employee or agent of AOL who has a reasonable need to obtain access thereto in connection with the establishment and operation of AOL's Marketplace and who has agreed in writing to not disclose, and not to use for any other purpose, the Confidential Information. Notwithstanding the foregoing, the obligations of confidentiality set forth in this Section 1 with respect to Confidential Information shall not apply to any information that: (i) is or becomes publicly known without violation by AOL of the Agreement; (ii) is already known to AOL without restrictions at the time of its disclosure by PurchasePro, as evidenced by the written records of AOL; (iii) after its disclosure to AOL by PurchasePro, is made known to AOL without restrictions by a third party having the right to do so; or (iv) is legally required to be disclosed by AOL pursuant to a judicial order from a court of competent jurisdiction (provided that AOL promptly informs PurchasePro of the requirement and affords PurchasePro a reasonable opportunity to contest the required disclosure). AOL's obligations under this Section 1 shall survive expiration or termination of the Agreement for any reason.

2. LIMITED WARRANTIES, INDEMNITY AND DISCLAIMER. PurchasePro warrants and represents that it has full title and ownership of intellectual property delivered in conjunction with the Marketplace Services and has the full power and authority to perform its obligations under the Agreement. PurchasePro will defend AOL from and against any claim or action brought against AOL alleging that its performance of the Marketplace Services infringe any valid U.S. patent, copyright, trade secret or proprietary right of a third party, provided that AOL
(a) promptly gives written notice to PurchasePro of any such claim or action,
(b) gives PurchasePro the right to control and fully cooperates with PurchasePro in the defense of such claim or action, (c) has not made or caused to be made any modifications to the Marketplace Services, and (d) has not used the Marketplace Services other than as specified in the Agreement or in any documentation delivered in connection with the Marketplace Software Product, and PurchasePro will pay any final award of damages against AOL resulting from such claim or action, including any attorneys fees and costs awarded, or any settlement amount agreed to by PurchasePro. AOL's sole and exclusive remedy for any breach of warranty shall be commercially reasonable efforts to correct the non-conformity or, if incapable of being corrected, termination of the Agreement and refund of any consideration paid by AOL pursuant to the Agreement. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE MARKETPLACE SERVICES ARE PROVIDED TO AOL "AS IS", PURCHASEPRO MAKES NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, REGARDING THIS AGREEMENT OR THE MARKETPLACE SERVICES AND, TO THE MAXIMUM EXTENT PERMITTED BY LAW, SPECIFICALLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT, AND THE FOREGOING STATES PURCHASEPRO'S ENTIRE LIABILITY AND AOL'S SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF WARRANTY.

3. ASSIGNABILITY. AOL may not assign the Agreement, whether by operation of law or otherwise, without the prior written consent of PurchasePro, not to be unreasonably withheld. For purposes of the foregoing, any conveyance or other transfer of any capital securities of AOL, or any other transaction whatsoever, the effect of which is to confer upon the recipient or recipients thereof the ability to determine a majority of members of AOL's board of directors or otherwise control the affairs of AOL shall be deemed an assignment hereunder.

4. OWNERSHIP OF INTELLECTUAL PROPERTY. AOL understands and agrees that PurchasePro owns and retains all right, title and interest in any services, software products, intellectual property rights, source code, documentation, any future modifications and all related materials that may be provided under the terms of the Agreement.

5. OWNERSHIP AND USE OF DATA. Information obtained from AOL Users (as defined in that certain Interactive Marketing Agreement, dated as of March 15, 2000, referred to herein as the "IMA") shall be deemed User Information under section 13 of Exhibit F of the IMA and shall be governed by such Section.

6. TERMINATION UPON DEFAULT. If either party shall violate or breach any material term, condition or covenant contained herein and shall not remedy such violation or breach within thirty (30) days after receipt of written notice thereof from the other party, the party not in violation or breach may terminate this Agreement, effective immediately upon written notice to the party in violation or breach.

7. EFFECT OF EXPIRATION OR TERMINATION. The following Sections shall survive any expiration or termination of this Agreement: Sections 1, 2, 4, 5, 6, 7, 8, 10, 11 and 13.

8. RESOLUTION OF DISPUTES. Disputes arising under this Agreement shall be resolved in accordance with the dispute resolution procedures set forth in
Section 8 of the IMA.

9. FORCE MAJEURE. Each party to the Agreement shall be excused from any delay or failure in its performance thereunder, other than for payment of money, caused by any disruption or slow speed of the Internet, break-downs of security or introduction of computer viruses (and the like) by third parties, any labor dispute, government requirement, act of God, or any other cause beyond its control. Such party shall use best efforts to cure any such failure or delay in performance arising from a force majeure condition, and shall timely advise the other party of such efforts. If such delay continues for more than ten (10) days, the party injured by the inability of the other to perform may upon ten
(10) days prior written notice terminate the Agreement.

10. LIMITATIONS ON LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OF ANY KIND OR AMOUNT, REGARDLESS OF LEGAL THEORY (INCLUDING TORT, BREACH OF CONTRACT OR STRICT LIABILITY) ARISING OUT OF OR IN CONNECTION WITH THE AGREEMENT. THE MAXIMUM LIABILITY OF PURCHASEPRO TO AOL HEREUNDER SHALL NOT EXCEED, IN THE AGGREGATE AND IN ANY CIRCUMSTANCES, THE TOTAL CONSIDERATION PAID TO PURCHASEPRO BY AOL PURSUANT TO THE AGREEMENT.

11. DEFINITIONS. To the extent any capitalized term is used but not defined in the Agreement, such term shall have the meaning ascribed to it below:

      A. Global Marketplace. PurchasePro is the owner of a computer based network, the Global Marketplace.
      B. Supplier. An entity that offers a product or service for sale. Suppliers create and maintain their on-line company profiles, product listing, pricing, web sites and electronic catalogs on the Global Marketplace.
      C. AOL's Marketplace. The marketplace established for AOL pursuant to and by means of the Marketplace Software Product developed by PurchasePro.
      D. Marketplace Software Product. PurchasePro's proprietary computer program, utilities, and accompanying user documentation (which in no event includes any source code) for creation and operation of a web-based application through which multiple prospective buyers/suppliers of products and/or services who have been registered into such marketplace have access to other buyers/suppliers for the purpose of transacting purchases and/or sales of products and/or services within such marketplace.


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      E.    Effective Date. The date the Agreement is signed by PurchasePro as set forth below its signature in the Agreement.
      F. Marketplace Services. The services provided by PurchasePro for the AOL's Marketplace Software Product as set forth under the terms of the Agreement.
      G. Net Revenue. Any one-time or recurring revenue of PurchasePro generated by e-commerce marketplace fees including but not limited to subscription fees, license fees, transaction fees, advertising, classified, bid and auction fees that relate to the PurchasePro Global Marketplace and originate from AOL's Members, AOL's Internet sites or other AOL marketing activities (excluding subscription fees), excluding any and all payments by AOL to PurchasePro under the Agreement or any other agreement or arrangement, and minus any and all sales or other commissions and royalties, sales or use taxes (and similar taxes, such as VAT) and credits that are payable with respect to such one-time or recurring revenue.
      H. AOL User. An individual user ID/password in order to buy and/or sell on behalf of AOL.
      I. AOL Administrative User. A AOL User authorized by AOL to administer AOL's Marketplace.
      J. Member. An entity authorized to access and use AOL's Marketplace by having properly enrolled with PurchasePro.
      K. Member User. An individual user ID/password in order to buy and/or sell on behalf of Member.
      L. Member Administrative User. A Member User authorized by Member to administer Member's participation in AOL's Marketplace.
      M. External Marketplace Member. A Member of the Global Marketplace but not a Member of AOL's Marketplace.
      N. External Marketplace Member User. An individual user ID/password in order to buy and/or sell on behalf of External Marketplace Member.
      O. External Marketplace Member Administrative User. An External Marketplace Member User authorized by External Marketplace Member to administer External Marketplace Member's participation in Global Marketplace.

12. PUBLIC STATEMENTS. Neither party will issue any press release, excluding statements that are mandated by state and federal securities laws, regarding the terms and conditions of the Agreement and/or the details of the relationship between the parties contemplated hereby without the prior written approval of the other party (which will not be unreasonably conditioned, withheld, or delayed).

13. GENERAL. The relationship of the parties under the Agreement is that of independent contractors, and neither party's personnel shall be considered employees or agents of the other party to the Agreement. If any term, clause or provision of the Agreement is at any time judged to be invalid for any reason, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be considered to have been deleted from the Agreement. No party to the Agreement shall be deemed to have waived any rights under, or as the result of any default under or breach of, the Agreement unless the waiver is set forth in a writing signed by the party. Any waiver of any default or breach of the Agreement shall not be construed to constitute a waiver of any other default or breach whether similar or not. The Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to conflicts of laws principles). The Agreement and any attached Exhibits, including these Standard Terms and Conditions, contain the entire agreement of the parties and supercede any and all prior representations or agreements, whether oral or written, relating to the subject matter of the Agreement. The Agreement may be amended or modified only by a writing signed by an authorized representative of each party.

14. NOTICES. All notices and other communications under the Agreement shall begoverned by the terms of Section 16 of Exhibit F of the IMA.

15. U.S. DOLLARS. All payments hereunder by either party shall be made in U.S. dollars.

16. MEMBERSHIP AND EXPORT RESTRICTIONS. AOL shall comply with all applicable laws, rules and regulations, including without limitation the United States Foreign Corrupt Practices Act and all applicable United States export control laws and regulations, in connection with its performance of this Agreement and the establishment and operation of AOL's Marketplace. Without limiting the preceding sentence, AOL shall not permit any residents of any countries to which the export or import of commodities and technical data is prohibited by the Export Administration Regulations of the U. S. Department of Commerce, the international Traffic In Arms Regulations of the U. S. Department of State or the Enhanced Proliferation Control Initiative (collectively, "U.S. Export Controls") to become members or to conduct any transactions on AOL's Marketplace, and AOL shall not export or re-export or permit the export or re-export of the Marketplace Software Product in violation of any U.S. Export Control.

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                                    EXHIBIT B

               Description of Premium Global Marketplace Services

SUPPLIERS o  Profile in Marketplace - allows suppliers to be sourced

          o PSM "lite" (Product Service Manager) - unlimited number of products uploaded one at a time

          o  Three tiered quantity pricing (first tier is list price)

          o  Ability to enter Sale price (enters into classifieds)

          o  Ability to enter products into auctions/classifieds

          o  Full CMU (includes pricing engine)

          o  Ability to create contract and private catalogs

          o  Ability to participate in private networks, if invited

BUYERS    o  All purchasing functions

          o Quotes and/or Purchase Orders can be sent to an unlimited number of Internal Users with registration of each user

          o  General Reporting

          o The "lite" administration utility - ability to set spending limits and workflow based on members' business rules

          o  Advanced Reporting (based on AU)

All fees for such services are waived for such recipients of such Premium Subscriptions during the term of this Agreement. Thereafter, recipients electing to continue their Premium Subscriptions shall be charged at PurchasePro's standard rates.


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